Exhibit 99.1

Monroe Capital Corporation BDC Announces First Quarter 2021 Results

CHICAGO, IL, May 4, 2021 -- Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the first quarter ended March 31, 2021.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

First quarter 2021 Financial Highlights

•	Net Investment Income of $5.3 million, or $0.25 per share
•	Adjusted Net Investment Income (a non-GAAP measure described below) of $5.4 million, or $0.25 per share
•	Net increase in net assets resulting from operations of $7.1 million, or $0.33 per share
•	Net Asset Value (“NAV”) of $236.2 million, or $11.08 per share
•	Paid quarterly dividend of $0.25 per share on March 31, 2021
•	Issued $130.0 million in 4.75% senior unsecured notes (the “2026 Notes”) and fully redeemed all of the $109.0 million outstanding 5.75% 2023 Notes

Chief Executive Officer Theodore L. Koenig commented, “We are pleased to report another quarter of strong financial results. During the first quarter, we reported another increase in our Net Asset Value and we again fully covered our dividend with Net Investment Income. Consistent with the last three quarters, we have seen continued recovery and stabilization in many of our portfolio companies and the vast majority of our portfolio companies have strong long-term outlooks. We have a strong pipeline and are well positioned to deploy recent repayment activity into current yielding assets, which should positively contribute to earnings in future quarters. Additionally, we are excited about the reduction in our debt financing costs as a result of the recent refinance of our 2023 Notes. As always, we continue to be focused on the interests of our shareholders and will remain focused on generation of Net Investment Income, preservation of capital and creation of shareholder value.”

Monroe Capital Corporation is a business development company affiliate of the award winning private credit investment firm and lender, Monroe Capital LLC.

Management Commentary

We are pleased to report Adjusted Net Investment Income of $5.4 million or $0.25 per share for the quarter ended March 31, 2021. This compares with $5.4 million or $0.25 per share for the quarter ended December 31, 2020. See Non-GAAP Financial Measure – Adjusted Net Investment Income discussion below.

NAV increased by $0.08 per share, or 0.7%, to $236.2 million or $11.08 per share as of March 31, 2021, compared to $234.4 million or $11.00 per share as of December 31, 2020. The NAV increase of $0.08 per share was primarily the result of net unrealized gains on the portfolio, partially offset by realized losses on the extinguishment of debt.

Below are our estimates of the components of the $0.08 increase in per share NAV for the quarter attributable to net gains:

•	$0.24 per share increase in NAV attributable to broad market movements and tightening of credit spreads in the loan markets. Of that $0.24 per share, approximately $0.16 per share was attributable to names held in the portfolio directly, while approximately $0.08 per share was attributable to our investment in MRCC Senior Loan Fund I, LLC (“SLF”).
•	$0.02 per share decrease in NAV attributable to net losses on portfolio companies that have underlying credit or fundamental performance concerns resulting in a risk rating of Grade 3, 4 or 5 on the Company’s internal risk rating scale. Please refer to the Company’s 10-Q for additional information on the Company’s risk rating system.
•	$0.14 per share decrease in NAV attributable to other losses, primarily comprised of realized losses on the extinguishment of debt recognized in connection with the redemption of the 2023 Notes and a portion of our Small Business Administration (“SBA”) debentures.

The SLF’s underlying investments are loans to middle-market borrowers that are generally larger than the rest of MRCC’s portfolio, which is focused on lower middle-market companies. These upper middle-market loans held within the SLF experienced higher volatility in valuation during the quarter than the rest of the MRCC portfolio. See MRCC Senior Loan Fund below for additional information on SLF. The mark-to-market valuation changes on the SLF portfolio contributed $1.8 million, or $0.08 per share, to the increase in NAV for the first quarter compared with a $1.8 million, or $0.08 per share, increase in the fourth quarter.

During the quarter, MRCC’s regulatory debt-to-equity leverage decreased slightly from 1.00 times debt-to-equity to 0.94 times debt-to equity. We continue to focus on managing our investment portfolio and selectively redeploying capital over time to modestly increase MRCC’s leverage.

Selected Financial Highlights

(in thousands, except per share data)

	March 31, 2021	December 31, 2020
Consolidated Statements of Assets and Liabilities data:	(unaudited)
Investments, at fair value	$521,379	$547,039
Total assets	$544,473	$585,123
Net asset value	$236,163	$234,434
Net asset value per share	$11.08	$11.00

	For the quarter ended
	March 31, 2021	December 31, 2020
Consolidated Statements of Operations data:	(unaudited)
Net investment income	$5,326	$5,326
Adjusted net investment income (1)	$5,356	$5,424
Net gain (loss)	$1,729	$3,751
Net increase (decrease) in net assets resulting from operations	$7,055	$9,077

Per share data:
Net investment income	$0.25	$0.25
Adjusted net investment income (1)	$0.25	$0.25
Net gain (loss)	$0.08	$0.17
Net increase (decrease) in net assets resulting from operations	$0.33	$0.42

(1)	See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to Adjusted Net Investment Income. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

Portfolio Review

The Company had debt and equity investments in 85 portfolio companies, with a total fair value of $521.4 million as of March 31, 2021, as compared to debt and equity investments in 89 portfolio companies, with a total fair value of $547.0 million, as of December 31, 2020. The Company’s portfolio consists primarily of first lien loans, representing 84.5% of the portfolio as of March 31, 2021, and 85.8% of the portfolio as of December 31, 2020. As of March 31, 2021, the weighted average contractual and effective yield on the Company’s debt and preferred equity investments was 7.7% and 7.7%, respectively, as compared to the weighted average contractual and effective yield of 7.7% and 7.7%, respectively, as of December 31, 2020. Portfolio yield is calculated only on the portion of the portfolio that has a contractual coupon and therefore does not account for dividends on equity investments (other than preferred equity). As of March 31, 2021, 5.2% of the Company’s total investments at fair value were on non-accrual as compared to 4.1% as of December 31, 2020.

Financial Review

Net Investment Income for the quarter ended March 31, 2021 totaled $5.3 million, or $0.25 per share, compared to $5.3 million, or $0.25 per share, for the quarter ended December 31, 2020. Adjusted Net Investment Income was $5.4 million, or $0.25 per share, for the quarter ended March 31, 2021, compared to $5.4 million, or $0.25 per share, for the quarter ended December 31, 2020. Investment income for the quarter ended March 31, 2021 totaled $13.2 million, compared to $12.6 million for the quarter ended December 31, 2020. The $0.6 million increase during the quarter was primarily the result of an increase in prepayment gain and fee income. Total expenses, net of incentive fee and management fee waivers, for the quarter ended March 31, 2021 totaled $7.9 million, compared to $7.2 million for the quarter ended December 31, 2020. The $0.7 million increase during the quarter was primarily driven by higher net base management and incentive fees.

Net gain (loss) was $1.7 million for the quarter ended March 31, 2021, compared to $3.8 million for the quarter ended December 31, 2020. During the quarter ended March 31, 2021, credit spreads continued to tighten and U.S. loan prices continued to rebound. The Company’s portfolio increased in value by 0.3%, from 91.8% of amortized cost as of December 31, 2020 to 92.1% of amortized cost as of March 31, 2021. Net gain (loss) during the quarter ended March 31, 2021 also included $2.8 million in losses on the extinguishment of debt which is primarily comprised of the unamortized deferred financing costs on the Company’s 2023 Notes and a portion of the unamortized deferred financing costs on the SBA debentures at the time of their redemption.

Net increase (decrease) in net assets resulting from operations was $7.1 million, or $0.33 per share, for the quarter ended March 31, 2021, compared to $9.1 million, or $0.42 per share, for the quarter ended December 31, 2020.

Liquidity and Capital Resources

At March 31, 2021, the Company had $7.7 million in cash, $8.2 million in restricted cash at Monroe Capital Corporation SBIC LP (“MRCC SBIC”), $92.9 million of debt outstanding on its revolving credit facility, $130.0 million of debt outstanding on its 2026 Notes, and $86.9 million in outstanding SBA debentures. As of March 31, 2021, the Company had approximately $162.1 million available for additional borrowings on its revolving credit facility, subject to borrowing base availability.

2023 and 2026 Notes

On January 25, 2021, the Company closed a private offering of $130.0 million in aggregate principal amount of senior unsecured notes. The 2026 Notes will mature on February 15, 2026 and may be redeemed in whole or in part at any time or from time to time at the Company’s option at par plus a “make-whole” premium, if applicable. The 2026 Notes will bear interest at an annual rate of 4.75% payable semi-annually on February 15 and August 15 of each year, commencing on August 15, 2021. The 2026 Notes are general unsecured obligations and rank equal in right of payment with all of the Company’s existing and future unsecured indebtedness.

On February 18, 2021, the Company redeemed all of its $109.0 million aggregate principal amount of 5.75% 2023 Notes with proceeds from the 2026 Notes. In conjunction with the redemption, the 2023 Notes were delisted from the Nasdaq Global Select Market.

SBIC Subsidiary

As of March 31, 2021, MRCC SBIC had $57.6 million in leverageable capital, $8.2 million in cash and $120.6 million in investments at fair value. As of March 31, 2021, the Company had $86.9 million in SBA debentures outstanding. On March 1, 2021, MRCC SBIC used available cash to repay $28.1 million in SBA debentures. This should reduce the drag associated with the large cash balance previously held at MRCC SBIC and positively impact net investment income and earnings going forward. As a result of exemptive relief granted by the Securities and Exchange Commission (“SEC”), the SBA debentures are excluded from the Company’s 150% asset coverage test under the Investment Company Act of 1940.

MRCC Senior Loan Fund

SLF is a joint venture with Life Insurance Company of the Southwest (“LSW”), an affiliate of National Life Insurance Company. SLF invests primarily in senior secured loans to middle market companies in the United States. The Company and LSW have each committed $50.0 million of capital to the joint venture. As of March 31, 2021, the Company had made net capital contributions of $42.2 million in SLF with a fair value of $41.1 million, as compared to net capital contributions of $42.2 million in SLF with a fair value of $39.3 million at December 31, 2020. During both the quarters ended March 31, 2021 and December 31, 2020, the Company received income distributions from SLF of $1.2 million. As discussed earlier, the SLF’s underlying investments are loans to middle-market borrowers that are generally larger than the rest of MRCC’s portfolio which is focused on lower middle-market companies. The SLF’s portfolio increased value by 1.7% during the quarter, from 97.2% of amortized cost as of December 31, 2020 to 98.9% of amortized cost as of March 31, 2021.

As of March 31, 2021, SLF had total assets of $202.5 million (including investments at fair value of $198.6 million), total liabilities of $120.4 million (including borrowings under the $170.0 million secured revolving credit facility with Capital One, N.A. (the “SLF Credit Facility”) of $121.6 million) and total members’ capital of $82.1 million. As of December 31, 2020, SLF had total assets of $209.7 million (including investments at fair value of $205.7 million), total liabilities of $131.1 million (including borrowings under the SLF Credit Facility of $131.5 million) and total members’ capital of $78.6 million.

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee and income taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the quarter ended
	March 31, 2021		December 31, 2020
	Amount	Per Share Amount	Amount	Per Share Amount
	(in thousands, except per share data)
Net investment income	$5,326	$0.25	$5,326	$0.25
Net capital gains incentive fee	—	—	—	—
Income taxes, including excise taxes	30	—	98	—
Adjusted Net Investment Income	$5,356	$0.25	$5,424	$0.25

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

First quarter 2021 Financial Results Conference Call

The Company will host a webcast and conference call to discuss these operating and financial results on Wednesday, May 5, 2021 at 11:00 am ET. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (877) 312-8807 approximately 10 minutes prior to the call. Please reference conference ID #2378496.

For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the quarter ended March 31, 2021 to be filed with the SEC (www.sec.gov) on May 4, 2021.

MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	March 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Investments, at fair value:
Non-controlled/non-affiliate company investments	$372,493	$398,040
Non-controlled affiliate company investments	107,819	109,715
Controlled affiliate company investments	41,067	39,284
Total investments, at fair value (amortized cost of: $565,821 and $596,103, respectively)	521,379	547,039
Cash	7,723	6,769
Restricted cash	8,165	25,657
Unrealized gain on foreign currency forward contracts	221	—
Interest receivable	5,944	4,606
Other assets	1,041	1,052
Total assets	544,473	585,123

LIABILITIES
Debt:
Revolving credit facility	92,891	126,559
2023 Notes	—	109,000
2026 Notes	130,000	—
SBA debentures payable	86,900	115,000
Total debt	309,791	350,559
Less:Unamortized deferred financing costs	(7,715)	(7,052)
Total debt, less unamortized deferred financing costs	302,076	343,507
Interest payable	1,809	2,764
Unrealized loss on foreign currency forward contracts	—	113
Management fees payable	2,334	1,978
Incentive fees payable	193	—
Accounts payable and accrued expenses	1,863	2,327
Directors' fees payable	35	—
Total liabilities	308,310	350,689
Net assets	$236,163	$234,434

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 21,304 and 21,304 shares issued and outstanding, respectively	$21	$21
Capital in excess of par value	294,897	294,897
Accumulated undistributed (overdistributed) earnings	(58,755)	(60,484)
Total net assets	$236,163	$234,434
Net asset value per share	$11.08	$11.00

MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the quarter ended
	March 31, 2021	December 31, 2020
	(unaudited)
Investment income:
Non-controlled/non-affiliate company investments:
Interest income	$8,233	$6,128
Payment-in-kind interest income	654	2,449
Dividend income	20	81
Fee income	477	175
Total investment income from non-controlled/non-affiliate company investments	9,384	8,833
Non-controlled affiliate company investments:
Interest income	1,562	1,204
Payment-in-kind interest income	1,025	1,224
Dividend income	42	41
Total investment income from non-controlled affiliate company investments	2,629	2,469
Controlled affiliate company investments:
Dividend income	1,200	1,250
Total investment income from controlled affiliate company investments	1,200	1,250
Total investment income	13,213	12,552

Operating expenses:
Interest and other debt financing expenses	4,453	4,246
Base management fees	2,334	2,408
Incentive fees	830	712
Professional fees	226	285
Administrative service fees	356	327
General and administrative expenses	260	260
Directors' fees	35	32
Expenses before base management fee and incentive fee waivers	8,494	8,270
Base management fee waiver	—	(430)
Incentive fee waiver	(637)	(712)
Total expenses	7,857	7,128
Net investment income before income taxes	5,356	5,424
Income taxes, including excise taxes	30	98
Net investment income	5,326	5,326

Net gain (loss):
Net realized gain (loss):
Non-controlled/non-affiliate company investments	58	6
Non-controlled affiliate company investments	(250)	—
Extinguishment of debt	(2,774)	—
Foreign currency forward contracts	(38)	(19)
Foreign currency and other transactions	(14)	(1)
Net realized gain (loss)	(3,018)	(14)

Net change in unrealized gain (loss):
Non-controlled/non-affiliate company investments	4,641	2,130
Non-controlled affiliate company investments	(1,802)	1,119
Controlled affiliate company investments	1,783	1,760
Foreign currency forward contracts	334	(73)
Foreign currency and other transactions	(209)	(1,171)
Net change in unrealized gain (loss)	4,747	3,765

Net gain (loss)	1,729	3,751

Net increase (decrease) in net assets resulting from operations	$7,055	$9,077

Per common share data:
Net investment income per share - basic and diluted	$0.25	$0.25
Net increase (decrease) in net assets resulting from operations per share - basic and diluted	$0.33	$0.42
Weighted average common shares outstanding - basic and diluted	21,304	21,304

Additional Supplemental Information:

The composition of the Company’s investment income was as follows (in thousands):

	For the quarter ended
	March 31, 2021	December 31, 2020
Interest income	$8,961	$6,951
Payment-in-kind interest income (1)	1,679	3,673
Dividend income	1,262	1,372
Fee income	477	175
Prepayment gain (loss)	482	88
Accretion of discounts and amortization of premiums	352	293
Total investment income	$13,213	$12,552

(1)	Payment-in-kind interest income during the quarter ended December 31, 2020 included one-time restructurings where interest previously recorded as cash interest income was capitalized into the position.

The composition of the Company’s interest expense and other debt financing expenses was as follows (in thousands):

	For the quarter ended
	March 31, 2020	December 31, 2020
Interest expense - revolving credit facility	$1,005	$1,090
Interest expense - 2023 Notes	837	1,569
Interest expense - 2026 Notes	1,132	—
Interest expense - SBA debentures	878	992
Amortization of deferred financing costs	601	595
Total interest and other debt financing expenses	$4,453	$4,246

ABOUT MONROE CAPITAL CORPORATION

Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroecap.com.

ABOUT MONROE CAPITAL LLC

Monroe Capital LLC (“Monroe”) is a premier boutique asset management firm specializing in private credit markets across various strategies including direct lending, asset-based lending, specialty finance, opportunistic and structured credit, and equity. Since 2004, the firm has been successfully providing capital solutions to clients in the U.S. and Canada. Monroe prides itself on being a value-added and user-friendly partner to business owners, management, and both private equity and independent sponsors. Monroe’s platform offers a wide variety of investment products for both institutional and high net worth investors with a focus on generating high quality “alpha” returns irrespective of business or economic cycles. The firm is headquartered in Chicago, and maintains offices in Atlanta, Boston, Los Angeles, New York and San Francisco.

Monroe has been recognized by both its peers and investors with various awards including Private Debt Investor as the 2020 Lower Mid-Market Lender of the Year, 2020 Lender of the Year, and 2020 CLO Manager of the Year, Americas; Creditflux as the 2020 Best U.S. Direct Lending Fund; Pension Bridge as the 2020 Private Credit Strategy of the Year; and Global M&A Network as the 2020 Small Middle Markets Lender of the Year. For more information, please visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:         Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363
Email: apeck@monroecap.com

Media Contact:	Caroline Collins
BackBay Communications
(617) 963-0065
Email: caroline.collins@backbaycommunications.com